                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 33-79750
                                                --------

                      MML BAY STATE LIFE INSURANCE COMPANY
                      ------------------------------------
             (Exact Name or registrant as specified in its charter)

          1295 STATE STREET, SPRINGFIELD, MA 01111-0001 (413) 788-8411
          ------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             INTERESTS IN FIXED ACCOUNT WITH MARKET VALUE ADJUSTMENT
             -------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
   ---------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [ ]           Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(1)(ii)  [ ]           Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(ii)   [ ]
         Rule 12g-4(a)(2)(ii)  [ ]           Rule 15d-6             [X]
         Rule 12h-3(b)(1)(i)   [ ]

 Approximate number of holders of record as of the certification or notice date:

                                   NINETY-TWO
                                   ----------

Pursuant to the requirements of the Securities Exchange Act of 1934
MML Bay State Life Insurance Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 6, 2000                       BY: /s/ Stephen R. Bosworth
      -------------------                        -----------------------
                                                 Stephen R. Bosworth
                                                 Vice President and
                                                 Associate General Counsel